Exhibit 10.1

CONFIDENTIAL

Execution Version

SPONSOR LETTER AGREEMENT

This Sponsor Letter Agreement (this “Agreement”) is dated as of November 3, 2026, by and among GP-Act III Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), each of the other Persons listed on the signature pages hereto as an “Insider” (each, an “Insider” and, together with the Sponsor, the “Sponsor Parties”), GP-Act III Acquisition Corp., a Cayman Islands exempted company limited by shares (which will domesticate as a Delaware corporation prior to the Closing) (“Holdco”), a Delaware corporation to be incorporated prior to the Closing and to become a party hereto pursuant to a joinder agreement (“Newco”), and Dronamics Group Limited, a private company limited by shares incorporated and registered in Ireland (the “Company”). Capitalized terms used but not defined herein have the meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties are the holders of record of the Holdco Securities set forth opposite their names on Schedule I hereto, including an aggregate of 7,187,500 Founder Shares and 4,500,000 Holdco Warrants (such securities, together with any New Securities (as defined below), the “Subject Securities”);

WHEREAS, the Sponsor is managed and controlled exclusively by its managing members, GPIAC II, LLC, IDS III LLC and Boxcar Partners III, LLC (collectively, the “Co-Sponsors”), and certain non-managing members of the Sponsor (the “Non-Managing Investors”) hold membership interests in the Sponsor reflecting indirect interests in 3,220,000 Founder Shares and 4,025,000 of the Holdco Warrants held by the Sponsor, which securities, as provided herein, shall not be subject to the forfeiture and earnout provisions of Article II;

WHEREAS, pursuant to certain non-redemption agreements entered into on or about May 11, 2026 by Holdco and the Sponsor with certain shareholders of Holdco (the “Existing Non-Redemption Agreements”), the Sponsor has agreed to transfer an aggregate of 403,720 Founder Shares to such shareholders in connection with or promptly following the Closing, and such Founder Shares shall likewise not be subject to the forfeiture and earnout provisions of Article II;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Holdco and the Company are entering into a Business Combination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions therein, among other things, (a) Holdco will effect the Holdco Domestication, (b) the Company will effect the Company Reorganization, as a result of which the Company will become a wholly-owned subsidiary of Newco, and (c) a Delaware corporation and a wholly-owned subsidiary of Holdco will merge with and into Newco pursuant to the Merger, with Newco surviving as a wholly-owned subsidiary of Holdco and each share of Newco Stock being converted into the right to receive a portion of the Merger Consideration (the Holdco Domestication, the Company Reorganization and the Merger, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”); and

WHEREAS, as a condition and inducement to the willingness of Holdco, Newco and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated thereby, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I

SUPPORT AND COVENANTS

Section 1.1 Voting. Following the date hereof and prior to the Expiration Time (as defined below), at any meeting of the Holdco Shareholders (including the Extension Shareholders’ Meeting and the Holdco Shareholders’ Meeting), whether annual or special, however called, and at any adjournment or postponement thereof, and in connection with any action by written consent or resolution of the Holdco Shareholders with respect to which any Sponsor Party is entitled to vote or consent, each Sponsor Party shall (a) appear or otherwise cause all of its Subject Securities entitled to vote to be counted as present thereat for purposes of establishing a quorum and (b) vote (in person or by proxy), or cause to be voted (or consent to any action by written consent with respect to), all of its respective Subject Securities entitled to vote:

(i) in favor of the Holdco Extension Approval and each Transaction Proposal;

(ii) against any Business Combination Proposal or Holdco Acquisition Proposal (other than the Transactions) and any proposal relating thereto;

(iii) against any other merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Holdco (other than pursuant to the Business Combination Agreement and the Ancillary Documents);

(iv) against any change in the business, management or board of directors of Holdco (other than as contemplated by the Transaction Proposals or pursuant to the Business Combination Agreement and the Ancillary Documents); and

(v) against any other proposal, action or agreement involving Holdco that would reasonably be expected to (A) prevent, materially impede or delay or otherwise adversely affect in any material respect the Transactions, (B) result in a breach of any covenant, representation, warranty or other obligation of Holdco under the Business Combination Agreement or of any Sponsor Party under this Agreement or any Ancillary Document or (C) result in any condition set forth in Article IX of the Business Combination Agreement not being satisfied.

No Sponsor Party shall commit or agree to take any action set forth in this Section 1.1 inconsistent with the foregoing.

The obligations of the Sponsor Parties under this Section 1.1 shall apply whether or not the Transactions are recommended by the board of directors of Holdco, and whether or not any previous such recommendation has been withdrawn, modified, qualified or otherwise changed by such board of directors.

Section 1.2 No Shop. Prior to the Expiration Time, each of the Sponsor Parties, severally and not jointly, agrees not to, and shall cause its controlled Affiliates not to, and shall direct its and their respective directors, officers, employees, agents and representatives acting on its or their behalf (collectively, “Sponsor Representatives”) not to, directly or indirectly, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal; provided, however, that nothing in this Section 1.2 shall prohibit any Sponsor Party, its controlled Affiliates or its or their Sponsor Representatives from engaging in discussions or negotiations regarding, or entering into an agreement in respect of, a Holdco Acquisition Proposal, so long as (w) such Holdco Acquisition Proposal does not constitute a Business Combination Proposal, (x) the consummation thereof is conditioned upon, and occurs only following, the Effective Time, and (y) such Holdco Acquisition Proposal would not reasonably be expected to prevent, impair, impede or delay the consummation of the Merger or the performance by Holdco of its obligations under the Business Combination Agreement or by such Sponsor Party of its obligations hereunder, or impose any obligation or liability on the Company, Newco or any of their respective Subsidiaries. From and after the date hereof, each Sponsor Party shall, and shall cause its controlled Affiliates to, and shall direct its and their Sponsor Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal. For the avoidance of doubt, (A) no Non-Managing Investor or other direct or indirect equityholder, limited partner or member of the Sponsor or any Co-Sponsor (in each case, not acting on behalf of a Sponsor Party) shall be bound by, or be deemed a Sponsor Representative for purposes of, this Section 1.2, and (B) nothing in this Section 1.2 shall restrict any other special purpose acquisition company, investment fund, vehicle or portfolio company sponsored, managed or advised by any Co-Sponsor or any of its Affiliates from evaluating, negotiating or consummating any transaction that does not involve Holdco or its securities.

Section 1.3 Waiver of Redemption Rights. Each Sponsor Party irrevocably agrees that if Holdco seeks shareholder approval of (i) the Transactions or (ii) the Holdco Extension Approval, including, in each case, any amendments to the Holdco Governing Documents, such Sponsor Party shall not elect to redeem, or tender or submit for redemption, any of its Subject Securities in connection with such shareholder approval, and shall comply with its obligations under the letter agreement, dated May 8, 2024, among Holdco, the Sponsor and the other parties thereto (the “Insider Letter”). Neither the Sponsor nor Holdco shall amend or terminate or waive any provision of the Insider Letter in a manner that would reasonably be expected to prevent, impede or delay the Transactions without the prior written consent of the Company.

Section 1.4 No Transfer. Except as expressly contemplated by the Business Combination Agreement or this Agreement, during the period from the date hereof until the earliest of (a) the Closing, (b) the valid termination of the Business Combination Agreement in accordance with its terms and (c) the liquidation of Holdco (the “Expiration Time”), no Sponsor Party shall, without the prior written consent of the Company, directly or indirectly (i) sell, offer to sell, contract or agree to sell, assign, pledge, hypothecate, grant any option to purchase or otherwise dispose of any Subject Securities, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities or (iii) publicly announce any intention to effect any of the foregoing (i) or (ii) (each, a “Transfer”), other than a Permitted Transfer. “Permitted Transfer” means a Transfer (A) to any officer or director of Holdco or the Sponsor, any Affiliate thereof or any immediate family member of such officer or director, (B) to any Co-Sponsor, any direct or indirect member, partner or equity holder of the Sponsor or any Co-Sponsor, or any investment fund or vehicle controlled or managed by the Sponsor, any Co-Sponsor or any of their respective Affiliates, (C) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust the beneficiaries of which are such individual or members of such individual’s immediate family, to a charitable organization, by virtue of the laws of descent and distribution upon the death of such individual or pursuant to a qualified domestic relations order, (D) by operation of law or court order, (E) pursuant to the Existing Non-Redemption Agreements or any Additional Investor Arrangement, in each case as contemplated by Section 2.5, or (F) as otherwise agreed in writing by Holdco and the Company; provided that, in the case of clauses (A) through (D) and (F), the transferee agrees in writing to be bound by this Agreement with respect to the transferred Subject Securities, and no Permitted Transfer shall relieve the transferring Sponsor Party of its obligations hereunder.

Section 1.5 New Securities. Any Holdco Securities issued to, or acquired (including by purchase, conversion, stock dividend, split, recapitalization or otherwise) by, any Sponsor Party after the date hereof, or with respect to which any Sponsor Party acquires the right to vote after the date hereof and prior to the Expiration Time (the “New Securities”), shall be subject to this Agreement as if they were Subject Securities held on the date hereof. References in this Agreement to the Founder Shares, the Holdco Warrants, the Sponsor Private Placement Warrants and the Subject Securities shall be deemed to refer to and include (a) the Domesticated Holdco Common Shares and Domesticated Holdco Warrants into which such securities are converted pursuant to the Holdco Conversion, (b) the Holdco Common Shares and warrants to purchase Holdco Common Shares held following the Merger, and (c) any securities into which or for which any of the foregoing may be changed or exchanged by reason of any share dividend or distribution, split, reverse split, consolidation, recapitalization, combination, conversion, exchange or similar transaction.

Section 1.6 Waiver of Anti-Dilution Rights. Subject to, and conditioned upon, the consummation of the Transactions, each Sponsor Party irrevocably waives, to the fullest extent permitted by applicable Law and the Holdco Governing Documents, and covenants and agrees not to exercise, assert or perfect, any right to adjustment of any anti-dilution or similar protection with respect to any Founder Shares arising from the Transactions.

Section 1.7 No Challenges. No Sponsor Party shall commence, join or participate (and each shall take all actions necessary to opt out of any class in any class action with respect to) any Action, derivative or otherwise, against Holdco, the Company or any of their respective Affiliates or any of the foregoing Persons’ respective successors or assigns (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement, or (b) alleging a breach of fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or performance of this Agreement, the Business Combination Agreement and the Ancillary Documents, or consummation of the Transactions; provided that nothing herein shall restrict any Sponsor Party from enforcing its rights under this Agreement, the Business Combination Agreement (solely to the extent such Sponsor Party is an express third-party beneficiary thereof or is otherwise expressly granted rights thereunder), the Insider Letter or any Ancillary Document to which it is a party.

Section 1.8 Closing Deliverables. At the Closing, the Sponsor Parties shall deliver to Holdco duly executed counterparts of the Amended and Restated Registration Rights Agreement, in a form to be mutually agreed by the parties thereto prior to the Closing.

Section 1.9 Further Assurances. Each party hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Law to consummate the Transactions on the terms and subject to the conditions set forth herein and in the Business Combination Agreement, including the execution and delivery of any further documents, agreements or instruments of assignment, transfer or conveyance as may be reasonably necessary to effectuate the purposes hereof and thereof and as may be reasonably requested in writing by another party hereto. The Company shall cause Newco, promptly (and in any event within five (5) Business Days) following its incorporation and in any event prior to the commencement of the Company Reorganization, to execute and deliver to the other parties hereto a joinder agreement, in form and substance reasonably satisfactory to Holdco and the Sponsor, pursuant to which Newco shall become a party to this Agreement with the same force and effect as if it were an original signatory hereto.

Section 1.10 No Inconsistent Voting Arrangements; No Proxy Solicitation. Prior to the Expiration Time, no Sponsor Party shall, and each Sponsor Party shall cause its Affiliates not to, (a) deposit any Subject Securities in a voting trust or subject any Subject Securities to any proxy, arrangement or agreement with respect to the voting thereof, other than as contemplated by this Agreement or as requested in writing by Holdco and the Company in connection with the Transactions, or (b) except as contemplated by the Business Combination Agreement in furtherance of the Transactions, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) with respect to the voting of any Holdco Securities in opposition to the Transactions; provided that recommending that the Holdco Shareholders vote in favor of the Transaction Proposals shall not constitute such a solicitation.

Section 1.11 Information; Disclosure. Prior to the Expiration Time, each Sponsor Party shall provide to Holdco, Newco and the Company any information regarding such Sponsor Party or its Subject Securities that is reasonably requested in connection with the Registration Statement, the Joint Proxy Statement or any other Offer Document. Each Sponsor Party authorizes Holdco, Newco and the Company to publish and disclose, to the extent required by applicable Law, the SEC or NASDAQ, such Sponsor Party’s identity and ownership of Subject Securities and the nature of its commitments under this Agreement; provided that such disclosure is made in compliance with the Business Combination Agreement and the terms hereof.

Article II

FOUNDER SHARES AND SPONSOR WARRANTS

Section 2.1 Certain Definitions. For purposes of this Article II: (a) “Adjusted NCDC” means (A) the Closing Date Cash minus (B) the Holdco Transaction Expenses, in each case expressed in U.S. dollars, as set forth in the Holdco Financing Certificate and the Forfeiture Schedule; provided that, for purposes of this Agreement only, Adjusted NCDC shall include, to the extent not otherwise included in the Closing Date Cash, (i) the aggregate gross cash proceeds actually funded to the Company under the Convertible Notes prior to the Closing and (ii) the aggregate gross cash proceeds of any other financing funded by the Co-Sponsors or their Affiliates to Holdco or the Company concurrently with or following the execution of the Business Combination Agreement; provided further that, solely for purposes of calculating the percentages under Section 2.2, Adjusted NCDC shall be deemed to be zero if negative; (b) “Excluded Founder Shares” means (i) the 75,000 Founder Shares held of record by the Insiders, (ii) the 3,220,000 Founder Shares attributable to the membership interests of the Non-Managing Investors in the Sponsor, (iii) the 403,720 Founder Shares that the Sponsor is obligated to transfer pursuant to the Existing Non-Redemption Agreements and (iv) any Founder Shares that the Sponsor is obligated to transfer pursuant to any Additional Investor Arrangement; (c) “Forfeitable Founder Shares” means all Founder Shares held by the Sponsor Parties as of immediately prior to the Forfeiture Time, other than the Excluded Founder Shares, being, as of the date hereof and before giving effect to any Additional Investor Arrangement, 3,488,780 Founder Shares; (d) “Sponsor Private Placement Warrants” means the 4,500,000 Holdco Warrants issued to the Sponsor as “Private Placement Warrants” under the Warrant Agreement; (e) “Excluded Sponsor Warrants” means (i) the 4,025,000 Sponsor Private Placement Warrants attributable to the membership interests of the Non-Managing Investors in the Sponsor and (ii) any Sponsor Private Placement Warrants that the Sponsor is obligated to transfer pursuant to any Additional Investor Arrangement; (f) “Forfeitable Sponsor Warrants” means the Sponsor Private Placement Warrants held by the Sponsor as of immediately prior to the Forfeiture Time, other than the Excluded Sponsor Warrants, being, as of the date hereof, 475,000 Sponsor Private Placement Warrants; (g) “Forfeiture Time” means the time on the Closing Date immediately following the Holdco Conversion and immediately prior to the Effective Time; (h) “Warrant Agreement” means the Warrant Agreement, dated May 8, 2024, between Holdco and Continental Stock Transfer & Trust Company, as warrant agent; (i) “Retained Percentage”, “Earnout Percentage” and “Forfeited Percentage” have the meanings given in Section 2.2, as applicable; (j) “Earnout Founder Shares” means the Forfeitable Founder Shares corresponding to the Earnout Percentage that become subject to vesting pursuant to Sections 2.2 and 2.3; (k) “Earnout Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date; (l) “Vesting Event” means the first date during the Earnout Period on which the volume-weighted average price of one Holdco Common Share on NASDAQ (or such other national securities exchange on which the Holdco Common Shares are then listed), calculated as the arithmetic average of the daily volume-weighted average prices as reported by Bloomberg L.P. for each Trading Day in such period, over any period of ninety (90) consecutive Trading Days exceeds $14.00 (as equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination or exchange of shares after the Closing); and (m) “Trading Day” means any day on which NASDAQ (or such other exchange) is open for trading.

Section 2.2 Retention, Forfeiture and Earnout of Founder Shares. Effective as of the Forfeiture Time, and conditioned upon the occurrence of the Closing, the Forfeitable Founder Shares shall be treated as follows (each percentage below being a percentage of the Forfeitable Founder Shares). The Excluded Founder Shares shall not be subject to this Section 2.2 or to Section 2.3.

(a) If Adjusted NCDC is less than or equal to $25,000,000: (i) the Retained Percentage shall be twenty-five percent (25%); (ii) the Earnout Percentage shall be equal to twenty-five percent (25%) multiplied by the quotient of Adjusted NCDC divided by $25,000,000; and (iii) the Forfeited Percentage shall be equal to one hundred percent (100%) minus the sum of (x) the Retained Percentage, and (y) the Earnout Percentage.

(b) If Adjusted NCDC is greater than $25,000,000 but less than $100,000,000: with “X” meaning the quotient of (A) Adjusted NCDC minus $25,000,000, divided by (B) $75,000,000, (i) the Retained Percentage shall be equal to 25% + (75% × X); (ii) the Earnout Percentage shall be equal to 25% × (1 − X); and (iii) the Forfeited Percentage shall be equal to one hundred percent (100%) minus the sum of (x) the Retained Percentage, and (y) the Earnout Percentage.

(c) If Adjusted NCDC is equal to or greater than $100,000,000: the Retained Percentage shall be one hundred percent (100%) and the Earnout Percentage and the Forfeited Percentage shall each be zero.

(d) The Forfeitable Founder Shares corresponding to the Forfeited Percentage (the “Forfeited Founder Shares”) shall, at the Forfeiture Time, be surrendered by the Sponsor to Holdco for no consideration and cancelled, and no Sponsor Party shall have any further right in respect thereof. The Forfeitable Founder Shares corresponding to the Retained Percentage (the “Retained Founder Shares”) shall remain outstanding and shall not be subject to any forfeiture, vesting or earnout condition (but shall be subject to the lock-up set forth in the Amended and Restated Registration Rights Agreement, as applicable). The Forfeitable Founder Shares corresponding to the Earnout Percentage shall remain issued and outstanding following the Closing as Earnout Founder Shares subject to Section 2.3. The allocation of the Retained Founder Shares, Earnout Founder Shares and Forfeited Founder Shares among the Co-Sponsors shall be determined in accordance with the organizational documents of the Sponsor and shall not affect the Excluded Founder Shares. All fractional shares shall be rounded down to the nearest whole share, and any remaining Forfeitable Founder Shares resulting from such rounding shall be included in the Retained Founder Shares. Illustrative outcomes are set forth on Annex A.

Section 2.3 Vesting of Earnout Founder Shares. The Earnout Founder Shares shall vest automatically in full (without further action by any Person) upon the occurrence of the Vesting Event. Prior to vesting, the Earnout Founder Shares (a) may not be Transferred (other than pursuant to a Permitted Transfer to a transferee that agrees in writing to be bound by this Section 2.3), (b) shall be counted as present for purposes of determining a quorum at any meeting of the stockholders of Holdco and, at any such meeting and in any action by written consent of the stockholders of Holdco, shall be voted (or consents shall be given or withheld) by the holder thereof for, against and abstaining with respect to each matter in the same proportion as the Holdco Common Shares (other than Earnout Founder Shares) that are voted for or against, or abstain with respect to, such matter (it being understood that shares that are not present, broker non-votes and shares not otherwise voted shall be disregarded for purposes of such calculation, and that if no such other Holdco Common Shares are so voted, the Earnout Founder Shares shall be deemed not voted on such matter), and the Sponsor shall take all actions reasonably necessary to give effect to the foregoing; provided that this clause (b) shall cease to apply to any Earnout Founder Share upon its vesting in accordance with Section 2.2, and (c) shall not be entitled to receive dividends or other distributions (which shall be held by Holdco and paid upon, and only upon, vesting). Any Earnout Founder Shares that have not vested on or before the last day of the Earnout Period shall be automatically surrendered to Holdco and cancelled for no consideration on such day. If, during the Earnout Period, Holdco consummates a merger, consolidation, business combination, sale of all or substantially all of its assets or other similar transaction in which the holders of Holdco Common Shares receive or are entitled to receive consideration having an aggregate value of at least $14.00 per share, the Earnout Founder Shares shall vest immediately prior to such transaction. Holdco shall cause its transfer agent to reflect the restrictions in this Section 2.3 by book-entry notation and to remove such restrictions promptly upon vesting of the applicable Earnout Founder Shares.

Section 2.4 Sponsor Warrants. Effective as of the Forfeiture Time, and conditioned upon the occurrence of the Closing, the Retained Percentage, the Earnout Percentage and the Forfeited Percentage shall be applied to the Forfeitable Sponsor Warrants. The Excluded Sponsor Warrants shall not be subject to this Section 2.4. Accordingly, (a) the Forfeitable Sponsor Warrants corresponding to the Retained Percentage shall remain outstanding and exercisable in accordance with their terms and the Warrant Agreement, (b) the Sponsor shall not exercise, and shall not Transfer (other than pursuant to a Permitted Transfer to a transferee that agrees in writing to be bound by this Section 2.4), the Forfeitable Sponsor Warrants corresponding to the Earnout Percentage (the “Earnout Sponsor Warrants”) unless and until the Vesting Event occurs during the Earnout Period, whereupon such restrictions shall lapse, and (c) the Forfeitable Sponsor Warrants corresponding to the Forfeited Percentage shall be surrendered by the Sponsor to Holdco for no consideration and cancelled at the Forfeiture Time. Any Earnout Sponsor Warrants with respect to which the Vesting Event has not occurred by the end of the Earnout Period shall be surrendered to Holdco and cancelled for no consideration. Holdco shall cause the warrant agent under the Warrant Agreement to reflect the restrictions in this Section 2.4 by book-entry notation and to remove such restrictions promptly upon the Vesting Event. All fractional warrants shall be rounded down to the nearest whole warrant, and any remaining Forfeitable Sponsor Warrants resulting from such rounding shall be included in the Forfeitable Sponsor Warrants corresponding to the Retained Percentage.

Section 2.5 Excluded Securities; Investor Arrangements. The Sponsor may, prior to the Closing, enter into additional non-redemption agreements or similar arrangements with Holdco Shareholders in connection with any extension of Holdco’s Business Combination deadline, the Holdco Shareholder Approval or the Transactions, or agree to transfer Founder Shares or Sponsor Private Placement Warrants to PIPE Investors or other investors in connection with any Subscription Agreement or other financing in connection with the Transactions (each, an “Additional Investor Arrangement”), in each case as permitted by Section 7.10 and Section 8.6 of the Business Combination Agreement; provided that the Sponsor shall give the Company written notice of each Additional Investor Arrangement, including the number of Founder Shares and Sponsor Private Placement Warrants to be transferred thereunder, promptly (and in any event within five (5) Business Days) after entering into it and in any event prior to the delivery of the Holdco Financing Certificate. Any Founder Shares or Sponsor Private Placement Warrants transferred or to be transferred pursuant to the Existing Non-Redemption Agreements or any Additional Investor Arrangement (a) shall constitute Excluded Founder Shares or Excluded Sponsor Warrants, as applicable, (b) shall not be subject to Section 2.2, Section 2.3 or Section 2.4 and (c) shall be subject only to such lock-up (if any) as is provided in the applicable agreement with the applicable transferee. Any such incentive or consideration shall be borne solely by the Sponsor and shall not reduce Closing Date Cash or Net Closing Date Cash. For the avoidance of doubt, nothing in this Section 2.5 shall require the Sponsor to enter into any financing arrangement or undertake any transfer obligation beyond those expressly agreed to by the Sponsor.

Section 2.6 Determination; Forfeiture Mechanics; Warrant Consents. (a) Holdco shall deliver to the Sponsor and the Company, together with the Holdco Financing Certificate, a schedule setting forth in reasonable detail the calculation of the Adjusted NCDC, the Retained Percentage, the Earnout Percentage and the Forfeited Percentage and the resulting number of Retained Founder Shares, Earnout Founder Shares and Forfeited Founder Shares and of Forfeitable Sponsor Warrants in each category (the “Forfeiture Schedule”). Absent manifest error, the Forfeiture Schedule shall be final and binding on the parties for purposes of this Agreement, and no post-Closing adjustment, reconciliation or true-up shall be made to the Adjusted NCDC or the Forfeiture Schedule. (b) At or prior to the Forfeiture Time, the Sponsor shall deliver to Holdco such stock powers, instructions to Holdco’s transfer agent and to the warrant agent under the Warrant Agreement and other instruments as are reasonably necessary to effect the surrender and cancellation contemplated by this Article II, and each of Holdco and the Sponsor shall take all corporate and other actions reasonably necessary to give effect thereto.

Section 2.7 Post-Closing Covenants of Holdco. From and after the Closing, Holdco shall (a) promptly (and in any event within five (5) Business Days) after the occurrence of the Vesting Event, deliver to the Sponsor written confirmation thereof, (b) cause the restrictive notations in respect of the Earnout Founder Shares and the Earnout Sponsor Warrants to be removed promptly following the Vesting Event and (c) pay to the holders of Earnout Founder Shares, promptly upon vesting, all dividends and other distributions withheld in respect thereof pursuant to Section 2.3. The Sponsor shall be entitled to enforce this Section 2.7 directly against Holdco.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties.

(a) Each party hereto represents and warrants that: If an entity, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and the execution, delivery and performance of this Agreement are within its powers and have been duly and validly authorized by all corporate or limited liability company action on its part. It has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws and general principles of equity.

(b) Each Sponsor Party, severally and not jointly, represents and warrants to Holdco and the Company, as of the date hereof, that it is the record owner of, and has good title to, the Subject Securities set forth opposite its name on Schedule I hereto, free and clear of all Liens other than Liens arising under this Agreement, the Holdco Governing Documents, the Business Combination Agreement, the Ancillary Documents, the Insider Letter, its organizational documents or applicable securities Laws. Such Subject Securities are the only Holdco Securities owned of record by it, and are not subject to any proxy, voting trust or other voting arrangement except as provided hereunder, the governing documents of the Sponsor and under the Insider Letter.

(c) Except for the representations and warranties expressly set forth in this Section 3.1, no party hereto nor any other Person makes any express or implied representation or warranty in connection with this Agreement or the Transactions, and each party expressly disclaims any such other representations or warranties.

Article IV

MISCELLANEOUS

Section 4.1 Termination. This Agreement shall terminate upon the earliest of (a) the valid termination of the Business Combination Agreement in accordance with its terms prior to the Closing, (b) the liquidation of Holdco and (c) the written agreement of the Sponsor, Holdco and the Company. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be of no force and effect automatically (and without further action by any Person) from and after such termination; provided that no termination shall relieve any party from liability for any fraud or willful breach of this Agreement by such party occurring prior to such termination. Article II and this Article IV shall survive the Closing.

Section 4.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. No party hereto may, except as set forth herein, assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee.

Section 4.3 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by a written instrument (i) prior to the Closing, executed by the Sponsor, Holdco, Newco (following its joinder hereto) and the Company, it being agreed that the execution of any such instrument by the Company and Newco shall not be required after any termination of the Business Combination Agreement in accordance with its terms, and (ii) after the Closing, executed by the Sponsor and Holdco. Any provision of this Agreement may be waived only by a written instrument executed by the party against whom such waiver is to be effective.

Section 4.4 Incorporation by Reference. Sections 1.2 (Construction), 11.1 (Trust Account Waiver), 11.2 (Waiver), 11.3 (Notices), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Captions; Counterparts), 11.10 (Entire Agreement), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and 11.15 (Enforcement) of the Business Combination Agreement shall apply mutatis mutandis to this Agreement. Subject to the foregoing, all notices and other communications to a Sponsor Party shall be sent to the address set forth on Schedule I.

Section 4.5 Capacity. Notwithstanding anything in this Agreement to the contrary, (a) each Sponsor Party makes no agreement or understanding herein in any capacity other than in its capacity as a record holder of Subject Securities, and not in its (or any of its representatives’) capacity as a director, officer or employee of Holdco or any of its Subsidiaries, as applicable, and (b) nothing herein shall be construed to limit or affect any action or inaction by any Sponsor Party or any representative of any Sponsor Party serving as a member of the board of directors or as an officer, employee or fiduciary of Holdco or any of its Subsidiaries, as applicable, in each case acting in such Person’s capacity as a director, officer, employee or fiduciary.

Section 4.6 No Recourse. This Agreement may only be enforced against, and any claim based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent or representative of any Sponsor Party (other than the Sponsor Parties themselves, in accordance with the terms hereof) shall have any liability for any obligations or liabilities of any party under this Agreement.

Section 4.7 Several Obligations. The obligations of the Sponsor Parties under this Agreement are several and not joint, and no Sponsor Party shall be liable for any breach of this Agreement by any other Sponsor Party.

[Signature pages follow]

SPONSOR:

GP-ACT III SPONSOR LLC

By:	/s/ Antonio Bonchristiano
	Name:	Antonio Bonchristiano
	Title:	Authorized Signatory

By:	/s/ Rodrigo Boscolo
	Name:	Rodrigo Boscolo
	Title:	Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

INSIDERS:

/s/ Andrew Fleiss
Andrew Fleiss

/s/ Alexandre Ruberti
Alexandre Ruberti

/s/ Sergio Pedreiro
Sergio Pedreiro

[Signature Page to Sponsor Letter Agreement]

HOLDCO:

GP-ACT III ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
	Name:	Antonio Bonchristiano
	Title:	Authorized Signatory

By:	/s/ Rodrigo Boscolo
	Name:	Rodrigo Boscolo
	Title:	Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

COMPANY:

DRONAMICS GROUP LIMITED

By:	/s/ Svilen Rangelov
	Name:	Svilen Rangelov
	Title:	Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Sponsor Parties; Subject Securities; Notice Details

Holder	Founder Shares	Holdco Warrants	Notice address
GP-Act III Sponsor LLC	7,112,500	4,500,000	Ugland House, South Church Street, PO Box 309,
Cayman Islands

with copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor
04538-133 São Paulo, SP
Brazil
Attn: J. Mathias von Bernuth, Esq.; and Carlo von Hanstein, Esq.
Facsimile: (212) 370-7889
Email: Mathias.vonBernuth@skadden.com;
			Carlo.VonHanstein@skadden.com
Andrew Fleiss	25,000	0	c/o GP-Act III Acquisition Corp.
300 Park Avenue, 2nd Floor
New York, New York 10022

with copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor
04538-133 São Paulo, SP
Brazil
Attn: J. Mathias von Bernuth, Esq.; and Carlo von Hanstein, Esq.
Facsimile: (212) 370-7889
Email: Mathias.vonBernuth@skadden.com;
			Carlo.VonHanstein@skadden.com
Alexandre Ruberti	25,000	0	c/o GP-Act III Acquisition Corp.
300 Park Avenue, 2nd Floor
New York, New York 10022

with copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor
04538-133 São Paulo, SP
Brazil
Attn: J. Mathias von Bernuth, Esq.; and Carlo von Hanstein, Esq.
Facsimile: (212) 370-7889
Email: Mathias.vonBernuth@skadden.com;
			Carlo.VonHanstein@skadden.com
Sergio Pedreiro	25,000	0	c/o GP-Act III Acquisition Corp.
300 Park Avenue, 2nd Floor
New York, New York 10022

with copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor
04538-133 São Paulo, SP
Brazil
Attn: J. Mathias von Bernuth, Esq.; and Carlo von Hanstein, Esq.
Facsimile: (212) 370-7889
Email: Mathias.vonBernuth@skadden.com;
			Carlo.VonHanstein@skadden.com
Total	7,187,500	4,500,000

ANNEX A

Illustrative Founder Share and Sponsor Warrant Outcomes (percent of Forfeitable

Founder Shares and Forfeitable Sponsor Warrants)

Adjusted NCDC	Retained (no conditions)	Earnout ($14.00 / 90-day VWAP, 5 years)	Forfeited at Closing
$0	25.0%	0.0%	75.0%
$12,500,000	25.0%	12.5%	62.5%
$25,000,000	25.0%	25.0%	50.0%
$50,000,000	50.0%	16.7%	33.3%
$75,000,000	75.0%	8.3%	16.7%
$100,000,000 or more	100.0%	0.0%	0.0%